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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Apex Silver Mines Limited
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APEX SILVER MINES LIMITED
Caledonian House, 69 Jennette Street,
George Town, Grand Cayman,
Cayman Islands, British West Indies

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 30, 2002

To Our Shareholders:

        Notice is hereby given that the annual meeting of shareholders of Apex Silver Mines Limited will be held in the Fontainebleu Room at the St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on Thursday, May 30, 2002 at 4:00 p.m., New York City Time, for the following purposes:

          1.    To elect three directors to hold office until the 2005 annual meeting of shareholders or until their successors are elected;

          2.    To ratify the selection of PricewaterhouseCoopers LLP as independent accountants for the current fiscal year; and

          3.    To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

        Our board of directors has fixed the close of business on April 19, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

        Our annual report to shareholders for the fiscal year ended December 31, 2001, including financial statements, is being mailed with this proxy statement to all of our shareholders, and your board of directors urges you to read it.

By order of the Board of Directors
April 22, 2002

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING OF SHAREHOLDERS, PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

APEX SILVER MINES LIMITED
Caledonian House, 69 Jennette Street,
George Town, Grand Cayman,
Cayman Islands, British West Indies

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 30, 2002

        This Proxy Statement is furnished to the shareholders of Apex Silver Mines Limited ("Apex Limited" or "we") in connection with the solicitation of proxies by the board of directors of Apex Limited to be voted at the annual meeting of shareholders on May 30, 2002, or at any postponements or adjournments of the annual meeting. Our annual meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, the accompanying proxy card and the Notice of Annual Meeting are first being mailed to our shareholders on or about April 24, 2002.

        Only holders of our ordinary shares, par value $0.01 per share, at the close of business on April 19, 2002, the record date, are entitled to notice of and to vote at the annual meeting. On the record date, 34,996,434 ordinary shares were issued, outstanding and entitled to vote. Each ordinary share outstanding on the record date is entitled to one vote. The holders of a majority of our ordinary shares issued and outstanding and entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum.

        If a shareholder abstains from voting on any matter, we intend to count the abstention as present for purposes of determining whether a quorum is present at the annual meeting for the transaction of business. Additionally, we intend to count broker "non-votes" as present for purposes of determining the presence or absence of a quorum for the transaction of business. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Non-votes are not tabulated for purposes of determining whether a proposal has been approved. Unless contrary instructions are indicated on a proxy, the ordinary shares represented by such proxy will be voted FOR proposals 1 and 2. Abstention from voting on a proposal is treated as a vote against that proposal.

        Any proxy may be revoked at any time before it is voted by written notice to the Chairman, by receipt of a proxy properly signed and dated subsequent to an earlier proxy, or by revocation of a written proxy by request in person at the annual meeting.

        The cost of this proxy solicitation will be borne by Apex Limited. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, telegraph or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our ordinary shares registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in doing so. In addition, we have engaged American Stock Transfer & Trust Company to assist in our proxy solicitation as part of its transfer agency services.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table includes information as of March 31, 2002, except as otherwise indicated, concerning the beneficial ownership of our ordinary shares by:

  •
  each person known by us to beneficially hold five percent or more of our outstanding ordinary shares,

  •
  each of our directors,

  •
  each executive officer of Apex Silver Mines Corporation ("Apex Corporation") named in the tables set forth under "Executive Compensation and Other Information," and

  •
  all executive officers of Apex Corporation and directors of our company as a group.

        We have no executive officers. We have entered into a management services agreement pursuant to which Apex Corporation, our wholly owned subsidiary, provides a broad range of corporate management and advisory services. All information is taken from or based upon ownership filings made by such persons with the Securities and Exchange Commission or upon information provided by such persons to us. Except as otherwise noted, we believe that all of the persons and groups shown below have sole voting and investment power with respect to the ordinary shares indicated.

	Beneficial Ownership
Directors and 5% Shareholders of our Company and Executive Officers of Apex Corporation(1)
	Number	Percentage
Moore Global Investments Ltd./Remington Investment Strategies L.P./Moore Emerging Markets(2)	7,192,599	19.76%
Quantum Industrial Partners LDC(3)	3,405,070	9.74%
Royce and Associates, Inc.(4)	2,033,700	5.82%
Harry M. Conger(5)	63,074	*
David Sean Hanna(5)	39,199	*
Charles L. Hansard(5)	7,195	*
Ove Hoegh(5)	39,199	*
Keith R. Hulley(5)(6)	176,812	*
Thomas S. Kaplan(5)(6)(7)	5,114,824	14.59%
Kevin R. Morano(5)	26,802	*
Charles B. Smith(5)	20,558	*
Paul Soros(5)(8)	779,700	2.23%
Marcel F. DeGuire(5)(6)	67,107	*
Mark A. Lettes(5)(6)	73,391	*
Directors of our company and officers of Apex Corporation, as a group (11 persons)(9)	6,407,861	18.02%

*
The percentage of ordinary shares beneficially owned is less than 1%.

(1)
The address of these persons, unless otherwise noted, is c/o Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

(2)
The address of Moore Global Investments Ltd./Remington Investment Strategies L.P./Moore Emerging Markets is c/o Moore Capital Management, Inc., 1251 Avenue of the Americas, 53rd Floor, New York, New York 10020. Moore Capital Management, Inc., a Connecticut corporation, is vested with investment discretion with respect to portfolio assets held for the account of Moore Global Investments, Ltd. and Moore Emerging Markets. Moore Capital Advisors, L.L.C., a New York limited liability company ("Moore Capital Advisors"), is the sole general partner of Remington Investment Strategies, L.P. Mr. Louis M. Bacon is the majority shareholder of Moore Capital Management, Inc. and is the majority equity holder of Moore Capital Advisors. As a result, Mr. Bacon may be deemed to be the indirect beneficial owner of the aggregate 7,192,599 of our shares held by Moore Global Investments Ltd., Moore Emerging Markets and Remington Investment Strategies L.P. The 7,192,599 shares include 1,458,333 ordinary shares issuable pursuant to warrants that are currently exercisable by Moore Global Investments Ltd./Remington Investment Strategies L.P./Moore Emerging Markets.

(3)
The address of Quantum Industrial Partners LDC is Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles. Quantum Industrial Partners LDC is an exempted limited duration company formed under the laws of the Cayman Islands. QIH Management Investor, L.P. ("QIHMI"), an investment advisory firm organized as a Delaware limited partnership, is a minority shareholder of, and is vested with investment discretion with respect to, portfolio assets held for the account of Quantum Industrial Partners LDC. The sole general partner of QIHMI is QIH Management, Inc. ("QIH Management"), a corporation formed under the laws of the State of Delaware. Mr. George Soros, the sole shareholder of QIH Management, has entered into an agreement with Soros Fund Management LLC ("SFM LLC"), a limited liability company formed under the laws of the State of Delaware, pursuant to which Mr. George Soros has, among other things, agreed to use his best efforts to cause QIH Management to act at the direction of SFM LLC (the "QIP Contract"). Mr. George Soros is Chairman of SFM LLC, and as a result of this position and the QIP Contract, may be deemed the beneficial owner of shares held for the account of Quantum Industrial Partners LDC. Geosor Corporation, a corporation formed under the laws of the State of New York, which is wholly owned by Mr. George Soros, is the registered owner of 1,021,521 of our ordinary shares. EMOF LLC, a limited liability company formed under the laws of the State of Delaware, is the registered owner of 566,210 of our ordinary shares. EMOF Manager LLC ("EMOF Manager"), a Delaware limited liability company, is the manager of EMOF LLC and is vested with investment discretion with respect to portfolio assets held for the account of EMOF LLC. Mr. George Soros is the Principal Executive Officer of EMOF Manager, and in this capacity may be deemed the beneficial owner of shares held for the account of EMOF.

(4)
The address for Royce & Associates, Inc. is 1414 Avenue of the Americas, New York, New York 10019. Royce & Associates, Inc. is an investment advisory firm incorporated in New York.

(5)
Amounts shown include ordinary shares subject to options exercisable within 60 days: 61,074 ordinary shares for Mr. Conger; 39,199 ordinary shares for Mr. Hanna; 7,195 ordinary shares for Mr. Hansard; 39,199 ordinary shares for Mr. Hoegh; 157,500 ordinary shares for Mr. Hulley; 112,205 ordinary shares for Mr. Kaplan; 23,802 ordinary shares for Mr. Morano; 20,558 ordinary shares for Mr. Smith; 39,199 ordinary shares for Mr. Soros; 56,250 ordinary shares for Mr. DeGuire; and 62,750 ordinary shares for Mr. Lettes.

(6)
Amounts shown include restricted ordinary shares issued pursuant to our Employees' Share Option Plan: 18,700 shares for Mr. Kaplan; 19,312 shares for Mr. Hulley; 10,857 shares for Mr. DeGuire; and 10,641 shares for Mr. Lettes.

(7)
Mr. Kaplan, pursuant to voting trust agreements expiring in 2003, has voting and dispositive control with respect to 1,239,154 ordinary shares owned by Argentum LLC and 3,744,765 ordinary shares owned by Consolidated Commodities, Ltd.

(8)
Mr. Paul Soros is the registered owner of 100,000 ordinary shares. Mr. Paul Soros owns 100 percent of VDM, Inc., which is the registered owner of 640,501 ordinary shares.

(9)
Includes warrants and options to purchase 618,931 shares exercisable within 60 days.

Election of Directors

        Our Memorandum and Articles of Association establish a classified board of directors with three classes of directors. At each annual meeting of shareholders, the successors to the class of directors whose terms expire at that meeting are elected to serve as directors for a three year term. The board of directors has nominated for election at the annual meeting the three persons named below to serve until the 2005 annual meeting of shareholders or until their successors are elected, and each of the three persons named below has consented to being named as a nominee. Each nominee is currently a director of our company. In the event that any nominee becomes unavailable for reasons now unknown, shares represented by an executed proxy in the form enclosed will be voted for substitute or additional nominees proposed by the board of directors. The affirmative vote of the holders of a majority of the ordinary shares represented and entitled to vote at the annual meeting is required for the election of directors.

        The name and age of each nominee, his principal occupation for at least the past five years and other information is set forth below, based upon information furnished to us by the nominee.

Nominees For Election

Ove Hoegh, age 65, director since April 1997.

        Mr. Hoegh's term will expire in 2002. A member of the board of directors from July 1966 until July 1997 of Leif Hoegh & Co. ASA, a family owned shipping business with more than $1 billion in assets, Mr. Hoegh has more than 30 years of experience in the international shipping industry. From 1970 to 1982, he served as Chief Operating Officer and Chief Executive Officer of Leif Hoegh & Co. ASA. Since 1982, he has served as the senior partner of Hoegh Invest A/S, a family investment company with a diversified portfolio of technology, oil and gas and real estate holdings. In addition, Mr. Hoegh served for eight years as a member of the board of directors and executive committee of Brown Boveri (Norway), and also has served on the shareholders' councils of Esso Norway, Den Norske Creditbank, and Det Norske Veritas. Mr. Hoegh is a former member of the board of the Energy Policy Foundation of Norway, a former member of the steering committee of the International Maritime Industry Forum, and a former Vice Chairman of the executive committee of the Independent Tanker Owners' Association. He served for five years as a member of the Harvard Business School Visiting Committee. Mr. Hoegh is a graduate of the Royal Norwegian Naval Academy and holds a M.B.A. from Harvard University.

Keith R. Hulley, age 62, director since April 1997.

        Mr. Hulley's term will expire in 2002. Mr. Hulley has been a director of our company since April 1997. A mining engineer with more than 30 years experience, Mr. Hulley serves as the President and Chief Operating Officer of Apex Corporation and has served as an executive officer of Apex Corporation since its formation in October 1996. From early 1991 until he joined our company, he served as a member of the board of directors and the Director of Operations at Western Mining Holdings Limited Corporation, a publicly traded international nickel, gold and copper producer. At Western Mining, Mr. Hulley's responsibilities included supervising on a global basis strategic planning, mine production, concentrating, smelting, refining and sales. During this period, Western Mining produced on an annual basis approximately 90,000 tonnes of nickel, 700,000 ounces of gold, 80,000 tonnes of refined copper and 1,500 tonnes of uranium oxide. Mr. Hulley also supervised the development and operation of Western Mining's Mount Keith open-pit nickel mine, an A$450 million mining project. Prior to joining Western Mining, Mr. Hulley was the President, Chief Executive Officer and Chairman of the board of directors of USMX Inc., a publicly traded precious metals exploration company. Mr. Hulley also served as the President of the minerals division and Senior Vice President for Operations of Atlas Corporation, where he was in charge of mining exploration, development and production. Previously he was Vice President of Mining and Development of the U.S. division of BP Minerals, Inc. Over the course of his career, Mr. Hulley has worked as a miner and shift supervisor in the gold mines of South Africa, Mine Operation Superintendent of Kennecott

Corporation's Bingham Canyon mine which processed 100,000 tonnes of ore per day, and project manager of the early phase of the Ok Tedi exploration and development projects in Papua New Guinea. A member of the American Institute of Mining and Metallurgical Engineers and a Fellow of the Australian Institute of Mining and Metallurgy, Mr. Hulley holds a B.S. in mining engineering from the University of Witwatersrand and an M.S. in mineral economics from Stanford University.

Paul Soros, age 75, director since March 1996.

        Mr. Soros' term will expire in 2002. Principally involved in private investment activities during the past five years, Mr. Soros is a director of VDM, Inc. which is a shareholder of the Company. Mr. Soros is a member of the Investment Advisory Committee of Quantum Industrial which is a shareholder of the Company. Mr. Soros is involved in the monitoring of the Quantum Group of Fund's shareholding in Companhia Vale do Rio Doce S.A. ("CVRD") of Brazil, its participation in Global Power Investments, L.P., a joint venture with the International Finance Corporation and GE Capital Corporation to develop power projects in emerging economies, serves on the Board of Directors of TVX Gold Inc., and is an active advisor to our company. Mr. Soros is the founder and former president of Soros Associates, an international engineering firm specializing in port development and offshore terminal and material handling projects for the mining industry and other basic industries. Soros Associates was involved in projects in more than 80 countries, acting on behalf of consortia including USX Corporation, The Broken Hill Proprietary Company Limited, Alcan Aluminum Limited and Aluminum Company of America, and was involved in projects in a majority of the largest mineral ports in the world. Mr. Soros has served on the Review Panel of the President's Office of Science and Technology and the U.S.-Japan Natural Resources Commission. He received the Outstanding Engineering Achievement Award of the National Society of Professional Engineers in 1989. Mr. Soros holds a Masters degree in mechanical engineering from the Polytechnic Institute of Brooklyn and is a licensed professional engineer in New York and numerous other states. In addition, he holds several patents in material handling and offshore technology, and is the author of over 100 technical articles.

        The Board of Directors unanimously recommends that the Company's Shareholders vote for the election of Ove Hoegh, Keith R. Hulley and Paul Soros.

Other Directors

        Information regarding the remaining members of the board of directors appears below.

Harry M. Conger, age 71, director since April 1997.

        Mr. Conger's term will expire in 2004. A leading figure in the international mining community, Mr. Conger has over 40 years of industry experience, rising from shift boss to Chairman and Chief Executive Officer of Homestake Mining Company, a New York Stock Exchange listed company. He served as Chairman of Homestake from 1982 until 1998 and retired as Chief Executive Officer in May 1986. Over the course of his career, Mr. Conger has been involved in gold, silver, lead, zinc, uranium, sulfur, coal, iron ore and copper mining. He has been extensively involved in numerous major project developments, with both on-site and broader supervisory responsibility, including the $170 million expansion of an iron ore mine to 25 million tons of material mined per year, the $165 million greenfield development of a large 20 million tonne surface coal mine, and the $165 million development of a new gold mine with new technology. Mr. Conger is a former Chairman of the American Mining Congress and the World Gold Council and is a member of the National Academy of Engineering. He currently serves on the board of directors of ASA Limited, a closed-end portfolio of gold stocks listed on the New York Stock Exchange. Mr. Conger retired in 2001 from the board of directors of Pacific Gas and Electric Company, a San Francisco based utility company, and retired in 1998 from the board of directors of Baker Hughes Inc., an oil and mining services company based in Houston, Texas, under their 10 year tenure rule, and from the board of directors of Cal Mat Company of Los Angeles, an integrated producer of cement, construction aggregates, pre-mixed concrete and asphalt mixes, and real estate developer.

David Sean Hanna, age 41, director since March 1996.

        Mr. Hanna's term will expire in 2003. For the past sixteen years Mr. Hanna has practiced corporate law with the Bahamian law firm of Arthur D. Hanna & Co, of which he is a partner. He is also a director of Consolidated Commodities, Ltd., which is a shareholder of our company. Mr. Hanna holds an LL.B. (Hons.) from the University of Buckingham, England and in 1983 was called first to the Bar of England and Wales and then as an attorney of the Supreme Court of The Bahamas.

Charles L. Hansard, age 53, director since June 2001.

        Mr. Hansard's term will expire in 2004. Mr. Hansard has more than 30 years of experience in the financial and investment industry, commencing his career with Anglo American Corporation in South Africa. He has held senior executive positions at Hambros Bank and Orion Royal Bank and co-founded IFM Ltd., one of the earliest hedge fund managers in Europe. Since 1996, Mr. Hansard has been a director of Moore Global Investments, Ltd., Moore Fixed Income Fund and Moore Emerging Markets Ltd. From 1996 to 1998, he served as a consultant to BBV Securities Limited on mineral resource project financing in the Latin America region, and has since joined the boards of Deutsche Global Liquidity Fund Ltd., Omega Trust PLC and Sthenos Capital Limited. Mr. Hansard holds a B.B.S. from Trinity College Dublin.

Thomas S. Kaplan, age 39, director since March 1996.

        Mr. Kaplan's term will expire in 2003. Mr. Kaplan has been the Chairman of the board of directors of our company since its inception in March 1996 and is a director and was the founder of companies we acquired in 1996 through 1998. Mr. Kaplan is a principal shareholder in Consolidated Commodities Ltd., a shareholder of our company. For the past ten years, Mr. Kaplan has served as an advisor to private clients, trusts and fund managers in the field of strategic forecasting, an analytical method which seeks to identify and assess global trends in politics and economics and the way in which these trends relate to international financial markets, particularly in the developing markets of Asia, Latin America, the Middle East and Africa. Mr. Kaplan was educated in Switzerland and England and holds B.A., M.A., and D. Phil. degrees in history from the University of Oxford.

Kevin R. Morano, age 48, director since February 2000.

        Mr. Morano's term will expire in 2003. Since March 2002, Mr. Morano has served as Executive Vice President and Chief Executive Officer of Lumenis Ltd. Mr. Morano was Executive Vice President and Chief Financial Officer of Exide Technologies from May 2000 until October 2001. Mr. Morano served as President and Chief Operating Officer of ASARCO, Incorporated from April 1999 until its acquisition by Grupo de Mexico in December 1999. From January 1998 through April 1999, he served as Executive Vice President and Chief Financial Officer of ASARCO. In this capacity he was responsible for all financial functions of ASARCO and for the operations of its specialty chemical and aggregate businesses. From 1993 to January 1998, Mr. Morano served as Vice President and Chief Financial Officer of ASARCO. During this period, he was responsible for all financial functions of the company, completing an $800 million financing program and initial public offering of ASARCO's Peruvian copper mining subsidiary. Mr. Morano held various positions at ASARCO from 1978 through 1992, including General Manager of the Ray complex, ASARCO's largest copper operation in Arizona, Treasurer and Director of Financial Planning. He was employed by Coopers & Lybrand from 1974 to 1978. Mr. Morano is a certified public accountant and holds a B.A. in business administration from Drexel University and an M.B.A. from Rider University.

Charles B. Smith, age 63, director since March 2000.

        Mr. Smith's term will expire in 2004. A mining executive with more than 35 years experience, Mr. Smith served as President and Chief Executive Officer of Southern Peru Copper Company, the world's seventh largest copper producer located in southern Peru, from March to December 1999. Mr. Smith left Southern Peru Copper following the acquisition of ASARCO, Incorporated, its principal shareholder, by Grupo Mexico. Mr. Smith served as Executive Vice President and Chief Operating Officer of Southern Peru Copper from March 1996 to March 1999, and as Vice President, Operations from November 1992 to March 1997. From May 1974 to November 1992, Mr. Smith served in various executive positions at Atlantic Richfield Company, including Vice President of U.S. Operations and Marketing of its subsidiary ARCO Coal Company from November 1992 to November 1998 and Vice President of Engineering and Research of its subsidiary Anaconda Minerals Company from June 1984 to November 1988. Mr. Smith's other positions at Atlantic Richfield included Vice President of General Properties and various positions at Thunder Basin Coal Company, including mine manager and President. From September 1967 to May 1974, Mr. Smith held various positions at Kaiser Steel Corporation's Eagle Mountain mine in California, including Chief Engineer and General Mine Superintendent. From May 1961 to September 1967, Mr. Smith was Mine Supervisor at Inspiration Consolidated Copper's copper mine in Globe, Arizona. Mr. Smith holds a B.S. in mining engineering from the University of Arizona.

Meetings and Committees of the Board of Directors

        The board of directors met four times during fiscal 2001. Mr. Hanna attended fewer than 75% of the total number of board meetings and meetings of board committees on which he served that were held during 2001.

        Audit Committee.    The Audit Committee held five meetings during 2001, and is currently comprised of Messrs. Morano, Hoegh and Hanna. The Audit Committee reviews our financial reporting process, our system of internal controls, our audit process and our process for monitoring compliance with applicable law and our code of conduct. The Audit Committee also evaluates the performance of our independent accountants.

        Compensation Committee.    The Compensation Committee held two meetings during 2001, and is currently comprised of Messrs. Conger and Soros. The principal responsibilities of the Compensation Committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards under our Employees' Share Option Plan and Non-Employee Directors' Share Plan and provide counsel regarding key personnel selection.

        Project Development Committee.    The Project Development Committee, which met one time during 2001, was established in March 2000 and is currently comprised of Messrs. Conger, Hulley, Smith and Soros. The Project Development Committee reviews and approves major development plans and progress and provides guidance to management on these matters.

Director Compensation

        Our non-employee director compensation program consists of two principal components: share options and cash payments. The Non-Employee Directors' Share Plan provides for the automatic grant of (i) a fully vested and exercisable option to purchase a number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant to each non-employee director at the effective date of his or her initial election to the board of directors, (ii) a fully vested and exercisable option to purchase the number of ordinary shares equal to $50,000 divided by the closing price of the ordinary shares on the American Stock Exchange on the date of the grant at the close of business of each annual meeting of the shareholders, and (iii) at the close of business of each meeting of the board of directors, a fully vested and exercisable option valued at $3,000 calculated using the Black-Scholes option-pricing model to purchase ordinary shares with an exercise price equal to that of the closing price of the ordinary shares on the American Stock Exchange on such date, without regard to whether the non-employee director attends the meeting. During 2001, pursuant to the Non-Employee Directors' Share Plan, non-employee directors received as standard compensation options to purchase 1,396, 6,783, 940 and 1,410 ordinary shares at exercise prices of $7.44, $9.10, $9.30 and $9.27, respectively. One director received a grant upon his appointment to the board of 4,845 ordinary shares at a price of $10.32.

        In addition, non-employee directors are paid $600 for attendance at board meetings and $500 for attendance at board committee meetings. We also reimburse our directors for all reasonable out-of-pocket costs incurred by them in connection with their services to us.

        Mr. Hansard performs consulting services for Moore Capital Management, Inc. One or more investment portfolios managed by Moore Capital or its affiliates are shareholders of Apex Limited. As part of these services, Moore Capital compensates Mr. Hansard for time spent attending meetings of our board of directors. Amounts paid by Moore Capital to Mr. Hansard for attendance at board meetings totaled approximately $29,000 in 2001. Mr. Hansard may assign to Moore Capital's clients, who are shareholders of Apex Limited, ordinary shares he receives on the exercise of options granted to him as director compensation.

Executive Compensation and Other Information

        The following table sets forth certain information for the years indicated with respect to the compensation of the Chief Executive Officer and the three other most highly compensated executive officers of Apex Corporation. Amounts shown as all other compensation represent employer contributions to the Apex Corporation 401(k) plan.

SUMMARY COMPENSATION TABLE

Long-Term Compensation
Annual Compensation
Restricted Stock Awards ($)(1)
Position Name and Principal	Year	Salary ($)	Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)
Thomas S. Kaplan Chairman, Apex Silver Mines Limited, and Chief Executive Officer, Apex Corporation(2)	2001 2000 1999	288,920 281,875 275,000	— — 187,500	173,349 — —	100,000 220,800 —	— — —
Keith R. Hulley President and Chief Operating Officer, Apex Corporation(3)	2001 2000 1999	273,160 266,500 260,000	— 73,290 87,750	127,018 24,430 54,246	50,000 50,000 50,000	5,250 5,250 5,200
Marcel F. DeGuire Vice President of Development, Apex Corporation(4)	2001 2000 1999	202,240 197,310 192,500	— 46,370 60,638	84,941 15,457 20,213	25,000 25,000 25,000	5,250 5,250 5,000
Mark A. Lettes Vice President of Finance and Chief Financial Officer, Apex Corporation(5)	2001 2000 1999	187,010 182,450 178,000	— 40,140 53,400	74,800 13,380 17,800	25,000 25,000 25,000	5,250 5,250 4,777

(1)
Restricted ordinary shares vest on the second anniversary of the grant date and are eligible to receive dividends. We have never paid any dividends on our ordinary shares and do not expect to do so in the foreseeable future.

(2)
Mr. Kaplan's bonus for 2001 consisted of 18,700 restricted ordinary shares. At the end of fiscal 2001, Mr. Kaplan held 18,700 restricted ordinary shares valued at $187,000. The number of shares underlying options granted to Mr. Kaplan as 2001 compensation does not include options to acquire 152,000 shares granted on December 13, 2001, which were granted in lieu of Mr. Kaplan's 2002 salary.

(3)
Mr. Hulley's bonuses for 2001, 2000 and 1999 included 13,702, 2,677 and 4,498 restricted ordinary shares. At the end of fiscal 2001, Mr. Hulley held 19,312 restricted ordinary shares valued at $193,120.

(4)
Mr. DeGuire's bonuses for 2001, 2000 and 1999 included 9,163, 1,694 and 1,676 restricted ordinary shares. At the end of fiscal 2001, Mr. DeGuire held 10,857 restricted ordinary shares valued at $108,570.

(5)
Mr. Lettes' bonuses for 2001, 2000 and 1999 included 8,069, 1,466 and 1,476 restricted ordinary shares. At the end of fiscal 2001, Mr. Lettes held 10,641 restricted ordinary shares valued at $106,410.

Share Option Grants

        The following table contains further information concerning the share option grants made to the Chief Executive Officer and the three other most highly compensated executives of Apex Corporation during the fiscal year ended December 31, 2001. Options for 152,000 shares granted to Mr. Kaplan in lieu of his 2002 salary vest at the rate of 6,333 options on the 15th and last day of each month in 2002, with 6,341 options vesting on January 15, 2002. All other options granted in 2001 vest ratably over four years, with the first tranche vesting one year from the date of grant. In the event of a change in control (as defined in the Employees' Share Option Plan), all unexercised options are immediately exercisable in full. The weighted average exercise price of share options granted during 2001 was $9.24. The percentage of total options granted to employees is based on 516,000 options granted to employees in 2001 pursuant to the Employees' Share Option Plan.

        Amounts shown as potential realizable values are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the Securities and Exchange Commission, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

OPTION GRANTS IN LAST FISCAL YEAR

	Number of Securities Underlying Options Granted #					Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation for Option Term
		Percent of Total Options Granted to Employees In Fiscal Year	Individual Grants
Name			Exercise or Base Price ($/Sh)		Expiration Date
						5%($)	10%($)
Thomas S. Kaplan	100,000 152,000	19.4 29.5	$ $	9.27 9.27	12/13/11 12/31/07	582,985 886,138	1,477,399 2,245,647
Keith R. Hulley	50,000	9.7		$9.27	12/13/11	291,493	738,700
Marcel F. DeGuire	25,000	4.8		$9.27	12/13/11	145,746	369,350
Mark A. Lettes	25,000	4.8		$9.27	12/13/11	145,746	369,350

Option Exercises and Holdings

        The following table sets forth information with respect to the Chief Executive Officer and the three other most highly compensated executives of Apex Corporation concerning unexercised options held as of December 31, 2001.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options At Fiscal Year-End (#)
					Value of Unexercised In-the-Money Options at Fiscal Year-End ($)
	Shares Acquired on Exercise
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas S. Kaplan	—	—	55,200	417,600	302,000	3,426,000
Keith R. Hulley	—	—	162,500	112,500	1,375,000	875,000
Marcel F. DeGuire	—	—	81,250	56,250	687,500	437,500
Mark A. Lettes	—	—	63,750	71,250	62,500	437,500

        The value of unexercised in the money options at fiscal year-end is computed based upon a price of $10.00 per ordinary share, the closing price on December 31, 2001 as quoted by the American Stock Exchange.

Report of the Compensation Committee of the Board of Directors

        The Compensation Committee of the board of directors is responsible for establishing and administering the compensation philosophy, policies, and plans for our non-employee directors and the executive officers of our subsidiaries. The Compensation Committee's executive compensation philosophy is that compensation should largely be tied to the performance of our company and the sustained creation of shareholder value. The compensation programs also are designed to encourage share ownership. The Compensation Committee believes that share ownership effectively aligns the interests of executives with those of our shareholders.

        In 2001, our board of directors approved an updated compensation plan and a more simplified bonus plan for the executive officers of our subsidiaries as part of our reduced operations strategy adopted in April 2001. The Compensation Committee used these plans and their award guidelines, 2001 compensation market surveys, and the job descriptions and performance of our executives to determine 2001 compensation adjustments and awards. The updated compensation and bonus plans provide for consideration of a variety of qualitative and quantitative factors in establishing salaries and incentive compensation. Under the new bonus plan, our incentive bonus plan was suspended and replaced with a discretionary bonus plan. All benefits awarded under the discretionary bonus plan are paid in restricted stock vesting on the second anniversary of the grant date. In 2001, the factors considered by the Compensation Committee include, as in prior years, progress on development of the San Cristobal project, the implementation of project and corporate expenditure controls and the performance of our share price. In addition, the Compensation Committee considered the compensation recommendations of management and the individual performance of executives.

        Our executive compensation program consists of three principal components: base salary, awards under the Employees' Share Option Plan and discretionary bonus awards. These components are described below:

        Base Salary.    Executive salaries were established initially at levels consistent with the median salaries of mining companies of similar size and growth prospects. The Compensation Committee considered the factors listed above, as well as increases in the cost of living as reported in various indices, in making the salary adjustments implemented in 2001.

        Employees' Share Option Plan.    We have established the Employees' Share Option Plan for our officers, employees, consultants and agents. In 2001, the Compensation Committee made share option grants to executives that were consistent with our compensation philosophy of aligning the interests of executives with those of our shareholders and encouraging share ownership by executives. Specific grants in 2001 were determined by consideration of plan guidelines and the factors listed above. The Compensation Committee plans to consider the award of additional options to executives in future years.

        Discretionary Bonus Awards.    The award of discretionary bonuses in 2001 was made on the basis of the recommendations by management and consideration of plan guidelines and the factors listed above. Consistent with aligning executives' interests with those of our shareholders and encouraging share ownership, the Compensation Committee recommended to the board of directors, who approved the recommendation, that the entire amount of bonuses awarded to executives for 2001 be paid in the form of restricted ordinary shares vesting on the second anniversary of the grant date. These shares are subject to immediate vesting should an employee be involuntarily terminated without cause within two years of the date of the restricted share grant.

        Chairman's 2001 Compensation.    Mr. Kaplan's base salary was $288,920 in 2001. In increasing Mr. Kaplan's salary, the Compensation Committee considered the factors listed above, as well as increases in the cost of living reported in various indices.

        Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive officer and four other most highly compensated executive officers. We are relying upon certain transition rules set forth in applicable regulations. Therefore, the Compensation Committee believes that it need not take any specific action or adopt a formal policy at the present time with respect to the deductibility of compensation under Section 162(m).

        Submitted by the Members of the Compensation Committee:

    Harry M. Conger, Chairman
    Paul Soros

Audit Committee Report

        In accordance with its written charter adopted by the board of directors, a copy of which has been filed with the Securities and Exchange Commission, the Audit Committee assists the board of directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Each of the members of the Audit Committee is independent as defined by the American Stock Exchange listing standards.

        In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and us that might bear on the auditors' independence, consistent with Independence Standards Board Statement No. 1, "Independence Discussions with Audit Committees," discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence. The Audit Committee also discussed with management and the auditors the quality and adequacy of our internal controls, responsibilities, budget and staffing. The Audit Committee reviewed with the auditors their audit plan, audit scope and identification of audit risks. The Audit Committee discussed with the auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

        The Audit Committee reviewed and discussed the Company's interim financial statements filed on Form 10-Q and the Company's audited financial statements for the fiscal year ended December 31, 2001 with management and the auditors. Management has the responsibility for the preparation of the Company's financial statements and the auditors have the responsibility for the examination of those statements.

        Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the board that the Company's audited financial statements for the period ended December 31, 2001 be included in its Annual Report on Form 10-K for filing with the Securities and Exchange Commission. The Audit Committee also recommended the reappointment, subject to shareholder approval, of the auditors, and the board concurred in their recommendation.

        Submitted by the Members of the Audit Committee:

    Kevin R. Morano, Chairman
    Ove Hoegh
    David Sean Hanna

Auditor Fees

Audit fees	$66,000
Financial information and systems	—
All other fees*	$67,500

*
Primarily for tax related services.

        The Audit Committee has considered the level of non-audit services provided by the auditors in its deliberations of auditor independence.

Performance Graph

        The Securities and Exchange Commission requires that we include in this Proxy Statement a line graph presentation comparing cumulative shareholder returns on an indexed basis with a broad market index and either a published industry or line-of-business index or a group of peer companies we select. The graph below compares the cumulative total return as of December 31, 2001 on $100 invested in our ordinary shares as of the opening of trading on November 25, 1997 (the first day of trading in the ordinary shares) in the stocks comprising the Media General Silver Index, which includes only companies with silver mining investments, and in the stocks comprising the S&P 500 Index, assuming the reinvestment of all dividends.

Compensation Committee Interlocks and Insider Participation

        Neither Mr. Conger nor Mr. Soros, the members of the Compensation Committee in 2001, has ever been an officer or employee of Apex Limited or its subsidiaries. All relationships between these directors and Apex Limited and its subsidiaries required to be disclosed have been disclosed elsewhere in this proxy statement.

Employment Agreements and Change-in-Control Arrangements

        We have entered into employment agreements with Messrs. Hulley, DeGuire and Lettes. The employment agreements may be terminated by us at any time. Messrs. Hulley, DeGuire and Lettes have agreed not to join a company whose primary business is the acquisition and development of silver mines for two years after termination of employment with our company.

        We have also entered into change of control agreements with Messrs. Hulley, DeGuire and Lettes. The agreements become effective upon a change of control as defined in the agreements. If we terminate an executive other than for cause, disability or death or the executive terminates his employment for good reason (as such terms are defined in the agreements), the executive will become entitled to a specific severance payment equal to three times, for Mr. Hulley, and two times, for Messrs. DeGuire and Lettes, the sum of the executive's base salary plus 100 percent of the executive's target bonus amount (as defined in our incentive bonus plan) multiplied by the executive's annual base salary. The agreements provide that if any payments under the agreements would cause us to have paid an "excess parachute payment" as defined in Section 280G(b)(1) of the Internal Revenue Code, the payment will be reduced to the highest amount that will not cause us to have paid an excess parachute payment. In addition, if we terminate the executive other than for cause, disability or death or the executive terminates his employment for good reason, the executive shall be entitled, for a 36 month period for Mr. Hulley, and for a 24 month period for Messrs. DeGuire and Lettes, to certain life, disability, accident, medical and dental insurance benefits.

        We have adopted a severance plan which provides benefits to employees who cease to be employed by us due to involuntary termination without cause. As defined in the plan, involuntary termination without cause includes job elimination or consolidation, closure of a work site, reorganization or merger or reduction in work force, and does not include disability, retirement or voluntary resignation. Messrs. Kaplan, Hulley, DeGuire and Lettes are eligible to participate in the plan. Under the plan, unless otherwise agreed as described below, each executive would receive severance pay based on his years of continuous employment, with a minimum of 16 weeks of pay and a maximum of 52 weeks of pay, plus medical, dental, life insurance, outplacement and other benefits. If upon termination of an executive's employment he receives benefits under his change of control agreement, he would not be eligible for benefits under the severance plan.

        Our Employees' Share Option Plan, pursuant to which Messrs. Kaplan, Hulley, DeGuire and Lettes hold options, provides that in the event of a change in control of our company (as defined in the Employees' Share Option Plan), all unvested options become exercisable in full.

Compliance With Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of ordinary shares and other equity securities and to furnish us with copies of such reports. Mr. Kaplan reported late two transactions, which were charitable and family gifts, required to be reported on a Form 5, by subsequently filing a Form 4. We are not aware of any other delinquent filing, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required.

Ratification of Selection of Independent Accountants

        The board of directors, pursuant to the recommendation of the Audit Committee of the board of directors, unanimously recommends ratification of the selection of PricewaterhouseCoopers LLP to serve as our independent accountants for our 2002 fiscal year. PricewaterhouseCoopers LLP has served as our independent accountants since our inception. The affirmative vote of the holders of a majority of the ordinary shares represented and entitled to vote at the annual meeting is required to ratify the selection of our independent accountants for the fiscal year 2002.

        Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate shareholder questions.

Incorporation by Reference

        The reports of the Compensation and Audit Committees and the information under the heading "Performance Graph" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

Shareholder Proposals

        Shareholders may present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our company's action in accordance with the proxy rules. Shareholder proposals prepared in accordance with the proxy rules must be received by us on or before January 30, 2003 to be included in our proxy statement for that meeting. In addition, in accordance with our Articles of Association, if a shareholder proposal is not received by us on or before March 31, 2003, it will not be considered or voted on at the annual meeting. Our Articles also contain other procedures to be followed for shareholder proposals for shareholder action, including the nomination of directors.

Other Matters

        Our management and the board of directors know of no other matters to be brought before the annual meeting. If other matters are presented properly to the shareholders for action at the annual meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the ordinary shares represented by such proxy are entitled to vote.

By order of the Board of Directors,
Thomas S. Kaplan, Chairman

        Our annual report on Form 10-K filed with the Securities And Exchange Commission (without exhibits) may be obtained at no charge by any shareholder entitled to vote at the annual meeting who writes to: Vice President, Corporate Development, Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, CO 80203.

APEX SILVER MINES LIMITED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2002

        The undersigned hereby appoints Thomas S. Kaplan and Keith R. Hulley, or either of them, as proxies with full power of substitution to vote all Ordinary Shares, par value $0.01 per share, of Apex Silver Mines Limited of record in the name of the undersigned at the close of business on April 19, 2002 at the Annual Meeting of Shareholders to be held in New York, New York on May 30, 2002, or at any postponements or adjournments, hereby revoking all former proxies.

(Continued and to be signed on reverse side.)

Please date, sign and mail your
proxy card as soon as possible!

Annual Meeting of Shareholders
APEX SILVER MINES LIMITED

May 30, 2002

☒	Please mark your votes as in this example using dark ink only
		WITH AUTHORITY to vote for all nominees listed at right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees
1.	ELECTION OF DIRECTORS:	☐	☐	Nominees:	Ove Hoegh Keith R. Hulley Paul Soros
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE WITHHELD NOMINEE'S NAME IN THE LIST AT RIGHT.)
2.	RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS	☐	FOR	☐	AGAINST	☐	ABSTAIN
3.	IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE MEETING.

        THE ORDINARY SHARES REPRESENTED BY THE PROXY WILL BE VOTED ON PROPOSALS (1), (2) AND (3) IN ACCORDANCE WITH THE SPECIFICATION MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

Dated:	(Signature)	(Signature)

        Note: Please sign name(s) exactly as shown above. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in the names of two or more persons, all should sign.

QuickLinks

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Performance Graph
APEX SILVER MINES LIMITED PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2002